Exhibit 2.11

TENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS TENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 9th day of June, 2017, by and between JANAF SHOPPING CENTER, LLC, a Delaware limited liability company (“JSC”), JANAF SHOPS, LLC, a Virginia limited liability company (“Shops”), JANAF HQ, LLC, a Virginia limited liability company (“JHQ”) and JANAF CROSSINGS, LLC, a Virginia limited liability company (“Crossings”) (collectively and each individually, “Seller”), and WHLR-JANAF, LLC, a Delaware limited liability company, or assigns (the “Purchaser”).
RECITALS
R-1.    Seller and Purchaser are parties to a certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of November 3, 2016, relating to certain Property located in the City of Norfolk, Virginia, more particularly described in the Purchase Agreement.
R-2.    This Purchase Agreement has been amended by a certain First Amendment to Purchase and Sale Agreement dated December 2, 2016; a certain Second Amendment to Purchase and Sale Agreement dated January 6, 2017; a certain Third Amendment to Purchase and Sale Agreement dated January 9, 2017; a certain Fourth Amendment to Purchase and Sale Agreement dated January 11, 2017; a certain Fifth Amendment to Purchase and Sale Agreement dated January 13, 2017 (the “Fifth Amendment”); a certain Sixth Amendment to Purchase and Sale Agreement dated February 3, 2017 (the “Sixth Amendment”); a certain Seventh Amendment to Purchase and Sale Agreement dated March 6,, 2017; a certain Eighth Amendment to Purchase and Sale Agreement dated March 7, 2017, and a certain Ninth Amendment to Purchase and Sale Agreement dated March 8, 2017.
R-3.    Seller and Purchaser desire to further amend the Purchase Agreement.
AMENDMENT
NOW, THEREFORE, for and in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.Amendment. The Purchase Agreement is hereby amended as follows:

(a)
Closing Date.    The paragraph containing the definition of “Closing Date” on the first page of the Purchase Agreement (Section A under the heading “Definitions”), as previously amended, is hereby further amended by changing the date set forth therein after which the parties may terminate the Agreement if the Loan Assumption Approvals have not been obtained, from May 15, 2017 to September 30, 2017.

(b)
Earnest Money. Section G under heading “Definitions” is amended to reduce the Earnest Money from One Million and 00/100 Dollars ($1,000,000) to Five Hundred Thousand and 00/100 Dollars ($500,000.00) which shall hereafter consist of the “Released Amount” (as defined in the Fifth Amendment) and the “Second Released Amount” (as defined in the Sixth Amendment). The Escrow Agent is hereby directed to promptly disburse the entire remaining balance of the funds held by it, including any accrued interest, to Purchaser If Purchaser is for any reason entitled to a refund of the Earnest Money pursuant to the Purchase Agreement, the Seller shall be obligated to promptly refund the Released Amount and the Second Released Amount to Purchaser without deduction. McKinley, Inc., a Michigan corporation, joins in the execution of this Amendment to affirm its obligation to unconditionally guaranty (a guaranty of payment and not of collection) Seller’s obligation to refund the Released Amount and the Second Released Amount to Purchaser if such obligation arises pursuant to the Purchase Agreement.

(c)	Review Period. Section I under the heading “Definitions” is amended to restate the definition of “Review Period” as follows:

“Review Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. (Norfolk, Virginia time) on the date that is three (3) business days after the date that Seller provides Purchaser with any of (i) a copy of a written notice from the tenant under the WaWa Lease (as defined in the Fifth Amendment) that such tenant is thirty (30) days or less from completing its leasehold improvements, (ii) written notice from Seller that such tenant under the WaWa Lease has received its final certificate of occupancy for its leased premises or (iii) a copy of Wawa’s written waiver of Seller’s obligation not to sell the shopping center prior to the Earliest Transfer Date (as defined in the WaWa Lease) or a copy of Wawa’s consent to such sale prior to the Earliest Transfer Date.

(d)
Purchase Price. Section L under the heading “Definitions” is amended to reduce the Purchase Price from Eighty Seven Million and 00/100 Dollars ($87,000,000.00) to Eighty Five Million Six Hundred Fifty Thousand and 00/100 Dollars ($85,650,000.00).

(e)
Conditions. Subsections 9.A.(x), 9.A.(xi) and 9.A.(xii) and Exhibits K-1 and K-2 regarding the Ashley Stewart Lease and the Aldi Lease are hereby deleted in their entirety. For the avoidance of doubt, the paragraph following subsection 9.A.(xii), beginning with the words “In the event any of the foregoing conditions to Closing are not satisfied or waived in writing…” is not deleted and remains a part of the Purchase Agreement.

2.Miscellaneous. Except as expressly amended in this Amendment, the Purchase Agreement (as previously amended) shall remain in full force and effect (and, if applicable, is reinstated). All capitalized terms not defined in this Amendment shall have the same definition and meaning as set forth in the Purchase Agreement (as previously amended). In the event of a conflict between the terms, conditions and provisions of the Purchase Agreement (as previously amended) and those of this Amendment, the terms, conditions and provisions of this Amendment shall prevail.

3.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and/or with counterpart signature pages, all of which shall be treated collectively as representing the single execution of this Amendment. This Amendment may also be executed through facsimile/electronic signatures, which shall have the same binding effect on the parties as original signatures.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Tenth Amendment to Purchase and Sale Agreement.

PURCHASER:

WHLR-JANAF, LLC, a Delaware limited liability company

By:	Wheeler REIT, L.P., a Virginia limited partnership, its Sole Member

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, its General Partner

By:    /s/ Jon S. Wheeler
Jon S. Wheeler, Chief Executive Officer

SELLER:

JANAF SHOPPING CENTER, LLC,
a Delaware limited liability company

By:     Janaf Shopping Center Mezz LLC,

a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF SHOPS, LLC,
a Delaware limited liability company

By:     Janaf Associates Mezz LLC,
a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF CROSSINGS, LLC,
a Virginia limited liability company

By:    Janaf Crossings Manager LLC
a Virginia limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF HQ, LLC,
a Virginia limited liability company

By:     GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager